UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.               )

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Incyte Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Incyte Corporation
Experimental Station
Route 141 & Henry Clay Road, Building E336
Wilmington, DE 19880
(302) 498-6700

April 12, 2006

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Incyte Corporation that will be held on May 23, 2006, at 1:00 p.m., Eastern Daylight Time, at the Hotel du Pont, 11th and Market Streets, Wilmington, Delaware 19801.

The formal notice of the Annual Meeting and the Proxy Statement have been made a part of this invitation.

After reading the Proxy Statement, please mark, date, sign and return, at an early date, the enclosed proxy in the enclosed prepaid envelope, to ensure that your shares will be represented. YOUR SHARES CANNOT BE VOTED UNLESS YOU SIGN, DATE AND RETURN THE ENCLOSED PROXY, FOLLOW THE INSTRUCTIONS ON THE PROXY TO VOTE BY TELEPHONE OR THE INTERNET, OR ATTEND THE ANNUAL MEETING IN PERSON.

A copy of the Company’s 2005 Annual Report to Stockholders is also enclosed.

The Board of Directors and management look forward to seeing you at the meeting.

Sincerely yours,

Richard U. De Schutter
Chairman of the Board

INCYTE CORPORATION

Notice of Annual Meeting of Stockholders
to be held May 23, 2006

To the Stockholders of Incyte Corporation:

The Annual Meeting of Stockholders of Incyte Corporation, a Delaware corporation (the “Company”), will be held at the Hotel du Pont, 11th and Market Streets, Wilmington, Delaware 19801, on Tuesday, May 23, 2006, at 1:00 p.m., Eastern Daylight Time, for the following purposes:

1.                To elect eight directors to serve until the 2007 Annual Meeting of Stockholders and thereafter until their successors are duly elected and qualified;

2.                To consider and vote upon a proposal to amend the Company’s 1997 Employee Stock Purchase Plan to increase the number of shares available for issuance thereunder from 3,100,000 shares to 3,850,000 shares;

3.                To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2006; and

4.                To transact such other business as may properly come before the Annual Meeting of Stockholders and any postponement or adjournment of the Annual Meeting.

Stockholders of record as of the close of business on April 10, 2006 are entitled to notice of and to vote at the Annual Meeting and any postponement or adjournment thereof.

It is important that your shares be represented at this meeting. Even if you plan to attend the meeting, we hope that you will vote as soon as possible. Voting now will ensure your representation at the Annual Meeting regardless of whether you attend in person. Please review the instructions on page 2 of the attached Proxy Statement regarding your voting options. This will not limit your right to attend or vote at the meeting.

By Order of the Board of Directors

Patricia A. Schreck
Secretary

April 12, 2006

INCYTE CORPORATION
Experimental Station
Route 141 & Henry Clay Road, Building E336
Wilmington, DE  19880

PROXY STATEMENT

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Incyte Corporation, a Delaware corporation (“we,” “us,” “Incyte” or the “Company”), of proxies in the accompanying form to be used at the Annual Meeting of Stockholders of the Company to be held at the Hotel du Pont, 11th and Market Streets, Wilmington, Delaware 19801, on Tuesday, May 23, 2006, at 1:00 p.m., Eastern Daylight Time, and any postponement or adjournment thereof (the “Annual Meeting”).

This Proxy Statement and the accompanying form of proxy are being mailed to stockholders on or about April 20, 2006.

Questions and Answers About
The Proxy Materials and the Annual Meeting

What proposals will be voted on at the Annual Meeting?

Three proposals will be voted on at the Annual Meeting:

•       The election of directors;

•       The amendment of the Company’s 1997 Employee Stock Purchase Plan to increase the number of shares available for issuance; and

•       The ratification of the appointment of the independent registered public accounting firm for 2006.

What are the Board’s recommendations?

Our Board recommends that you vote:

•       “FOR” election of each of the nominated directors;

•       “FOR” the amendment of the Company’s 1997 Employee Stock Purchase Plan to increase the number of shares available for issuance; and

•       “FOR” ratification of the appointment of the independent registered public accounting firm for 2006.

Will there be any other items of business on the agenda?

We do not expect any other items of business because the deadline for stockholder proposals and nominations has already passed. Nonetheless, in case there is an unforeseen need, the accompanying proxy gives discretionary authority to the persons named on the proxy with respect to any other matters that might be brought before the meeting. Those persons intend to vote that proxy in accordance with their best judgment.

Who is entitled to vote?

Stockholders of record at the close of business on April 10, 2006 (the “Record Date”) may vote at the Annual Meeting. Each stockholder is entitled to one vote for each share of the Company’s common stock (“Common Stock”) held as of the Record Date.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

Stockholder of Record.   If your shares are registered directly in your name with Incyte’s transfer agent, Mellon Investor Services LLC, you are considered, with respect to those shares, the “stockholder of record.”  The Proxy Statement, Annual Report and proxy card have been sent directly to you by Incyte.

Beneficial Owner.   If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial owner” of shares held in street name. The Proxy Statement and Annual Report have been forwarded to you by your broker, bank or nominee who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank or nominee how to vote your shares by using the voting instruction form included in the mailing.

How do I vote?

You may vote using any of the following methods:

•       By Mail—Sign and date each proxy card you receive and return it in the prepaid envelope. Sign your name exactly as it appears on the proxy. If you return your signed proxy but do not indicate your voting preferences, your shares will be voted on your behalf “FOR” the election of the nominated directors, “FOR” the amendment of the Company’s 1997 Employee Stock Purchase Plan and “FOR” the ratification of the independent registered public accounting firm for 2006. Stockholders of record must vote by mail.

•       By Telephone or the Internet—If you are a beneficial owner, you will receive instructions from the holder of record that you must follow in order for your shares to be voted. Telephone and Internet voting will be offered to stockholders owning shares through most banks and brokers.  Follow the instructions located on your voting instruction form. Please be aware that if you vote over the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible. The Internet and telephone voting facilities will close at 11:59 p.m. Eastern Time the day before the meeting date.

If you vote by telephone or via the Internet you do not need to return your voting instruction form.

•       In Person at the Annual Meeting—Shares held in your name as the stockholder of record may be voted at the Annual Meeting. Shares held beneficially in street name may be voted in person only if you obtain a legal proxy from the broker, bank or nominee that holds your shares giving you the right to vote the shares. Even if you plan to attend the Annual Meeting, we recommend that you also submit your proxy or voting instructions or vote by telephone or the Internet so that your vote will be counted if you later decide not to attend the meeting.

Can I change my vote or revoke my proxy?

You may change your vote or revoke your proxy at any time prior to the vote at the Annual Meeting. If you submitted your proxy by mail, you must file with the Secretary of the Company a written notice of revocation or deliver, prior to the vote at the Annual Meeting, a valid, later-dated proxy. If you submitted your proxy by telephone or the Internet, you may change your vote or revoke your proxy with a later telephone or Internet proxy, as the case may be. Attendance at the Annual Meeting will not have the effect of revoking a proxy unless you give written notice of revocation to the Secretary before the proxy is exercised or you vote by written ballot at the Annual Meeting.

How are votes counted?

In the election of directors, you may vote “FOR” all of the nominees or your vote may be “WITHHELD” with respect to one or more of the nominees. For the other items of business, you may vote “FOR,” vote “AGAINST” or “ABSTAIN.”  If you “ABSTAIN,” the abstention has the same effect as a vote “AGAINST.”  If you provide specific instructions, your shares will be voted as you instruct. If you sign your proxy card or voting instruction form with no further instructions, your shares will be voted in accordance with the recommendations of the Board (“FOR” all of the nominees to the Board, “FOR” the amendment of the Company’s 1997 Employee Stock Purchase Plan, “FOR” ratification of the independent registered public accounting firm, and in the discretion of the proxy holders on any other matters that properly come before the meeting).

What vote is required to approve each item?

In the election of directors, the eight persons receiving the highest number of “FOR” votes at the Annual Meeting will be elected. All other proposals require the affirmative “FOR” vote of a majority of the shares present at the Annual Meeting in person or by proxy and entitled to vote. If you hold shares beneficially in street name and do not provide your broker or nominee with voting instructions, your shares may constitute “broker non-votes.”  Generally, broker non-votes occur on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owner and instructions are not given. In tabulating the voting result for any particular proposal, shares that constitute broker non-votes are not considered entitled to vote on that proposal. Thus, broker non-votes will not affect the outcome of any matter being voted on at the Annual Meeting, assuming that a quorum is obtained. Abstentions have the same effect as votes against the matter.

Is cumulative voting permitted for the election of directors?

Stockholders may not cumulate votes in the election of directors, which means that each stockholder may vote no more than the number of shares he or she owns for a single director candidate.

What constitutes a quorum?

The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of Common Stock outstanding on the Record Date will constitute a quorum. As of the close of business on the Record Date, there were 83,644,607 shares of our Common Stock outstanding. Both abstentions and broker non-votes are counted for the purpose of determining the presence of a quorum.

What is “householding” and how does it affect me?

Incyte has adopted a process for mailing the Annual Report and Proxy Statement called “householding,” which has been approved by the Securities and Exchange Commission. Householding means that stockholders who share the same last name and address will receive only one copy of the Annual Report and Proxy Statement, unless we receive contrary instructions from any stockholder at that address. Incyte will continue to mail a proxy card to each stockholder of record.

If you prefer to receive multiple copies of the Annual Report and Proxy Statement at the same address, additional copies will be provided to you upon request. If you are a stockholder of record, you may contact us by writing to Investor Relations Department, Incyte Corporation, Experimental Station, Route 141 & Henry Clay Road, Building E336, Wilmington, Delaware 19880 or by calling (302) 498-6700 and asking for Investor Relations. Eligible stockholders of record receiving multiple copies of the Annual

Report and Proxy Statement can request householding by contacting Incyte in the same manner. Incyte has undertaken householding to reduce printing costs and postage fees, and we encourage you to participate.

If you are a beneficial owner, you may request additional copies of the Annual Report and Proxy Statement or you may request householding by notifying your broker, bank or nominee.

How are proxies solicited?

Employees, officers and directors of the Company may solicit proxies. We will reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation material to the owners of Common Stock.

PROPOSAL 1

ELECTION OF DIRECTORS

Nominees

The Board of Directors proposes the election of eight directors of the Company to serve until the next annual meeting of stockholders and thereafter until their successors are duly elected and qualified. If any nominee is unable or declines to serve as director at the time of the Annual Meeting, an event that the Company does not currently anticipate, proxies will be voted for any nominee designated by the Board of Directors to fill the vacancy.

Dr. Frederick B. Craves is retiring from the Board of Directors as of the Annual Meeting. We are very grateful for his many years of service to the Company.

The Company’s Bylaws provide that the Company shall not have less than one nor more than twelve directors, with the exact number of directors to be determined by the Board of Directors. The number of directors is currently fixed at eight.

Names of the nominees and certain biographical information about them are set forth below:

Name	Age	Position with the Company	Director Since
Richard U. De Schutter (1)(2)(3)(5)	65	Chairman of the Board	2001
Barry M. Ariko (1)(2)	60	Director	2001
Julian C. Baker (1)(3)(5)	39	Director	2001
Paul A. Brooke (1)(3)(5)	60	Director	2001
Matthew W. Emmens	51	Director Nominee	*
Paul A. Friedman, M.D. (4)(5)	63	President and Chief Executive Officer and Director	2001
John F. Niblack, Ph.D.	67	Director Nominee	*
Roy A. Whitfield	52	Director	1991

(1)          Member of the Compensation Committee.

(2)          Member of the Audit Committee.

(3)          Member of the Nominating and Corporate Governance Committee.

(4)          Member of the Non-Management Stock Option Committee.

(5)          Member of the Finance Committee.

*                    Nominated for election to the Board of Directors at the Annual Meeting.

Richard U. De Schutter   was Chairman and Chief Executive Officer of DuPont Pharmaceuticals Company from July 2000 to October 2001. He served as Chief Administrative Officer at Pharmacia Corporation between April 2000 and July 2000. From January 1999 through March 2000, Mr. De Schutter served as Vice Chairman and Chief Administrative Officer of Monsanto Company. He served as Chief Executive Officer of G.D. Searle & Co. from April 1995 to December 1998. Mr. De Schutter is also a director of Ecolab, Inc., Smith & Nephew PLC, Varian, Inc. and several privately held companies.

Barry M. Ariko   has been President and Chief Executive Officer of Mirapoint, Inc., a private technology company that produces infrastructure for managing and securing Internet messaging, since November 2003, and has been Chairman of the Board of Mirapoint since December 2003. He was a private consultant from October 2001 to October 2003. From April 2001 until September 2001, Mr. Ariko was Senior Vice President of Peregrine Systems, Inc., an infrastructure management software company, and from April 2001 until June 2002 was a member of its Board of Directors. From March 2000 until the acquisition of Extricity, Inc. by Peregrine in April 2001, Mr. Ariko served as the President and Chief Executive Officer of Extricity, a private Internet software provider, and he also served as Chairman of the Board of Extricity from March 2000 to April 2001. In September 2002, Peregrine filed voluntary petitions for relief under Chapter 11 of Title 11 of the United States Code in the United States Bankruptcy Court for the District of Delaware. Peregrine emerged from bankruptcy court supervision in August 2003 and was acquired by Hewlett-Packard Company in December 2005. From March 1999 to January 2000, Mr. Ariko was a Senior Vice President of America Online, Inc., where he was responsible for the Netscape Enterprise Group. From August 1998 until the acquisition of Netscape Communications Corporation by America Online in March 1999, Mr. Ariko served as Executive Vice President and Chief Operating Officer of Netscape. From 1994 to August 1998, Mr. Ariko was Executive Vice President of Oracle Corporation. Mr. Ariko currently serves as a director of Autonomy Corporation plc and a privately held company.

Julian C. Baker   is a Managing Member of Baker Bros. Advisors, LLC, which he and his brother, Felix Baker, Ph.D., founded in 2000. Mr. Baker’s firm manages Baker Brothers Investments, a family of long-term investment funds for major university endowments and foundations, which are focused on publicly traded life sciences companies. Mr. Baker’s career as a fund manager began in 1994 when he co-founded a biotechnology investing partnership with the Tisch family. Previously, Mr. Baker was employed from 1988 to 1993 by the private equity investment arm of Credit Suisse First Boston Corporation. He is also a director of Genomic Health, Inc., Neurogen Corporation, Theravance, Inc. and Trimeris, Inc.

Paul A. Brooke   has been Chairman of the Board of Directors and Chief Executive Officer of Ithaka Acquisition Corp., a special purpose acquisition company whose objective is to acquire an operating business in the healthcare industry, since 2005 and a Managing Member of PMSV Holdings LLC, a private investment firm, since 1993. He has also served as an Advisory Director of Morgan Stanley & Co. Incorporated and Skyline Partners since April 2000, and as a Venture Partner at MPM Capital, a venture capital firm specializing in the healthcare industry, since 1997. From April 1999 through May 2000, Mr. Brooke served as a Managing Director at Tiger Management LLC. He was a Managing Director and the Global Head of Healthcare Research and Strategy at Morgan Stanley & Co. from 1983 to April 1999. Mr. Brooke is also a director of ViroPharma Incorporated, WebMD Corporation and several privately held companies.

Matthew W. Emmens   has been the Chief Executive Officer, Chairman of the Executive Committee and a member of the Board of Directors of Shire Pharmaceuticals Group plc, a global specialty pharmaceuticals company, since 2003. From 2001 to 2003, Mr. Emmens served as president of Merck KGaA’s global prescription pharmaceuticals business. From 1999 to 2001, Mr. Emmens served as President and Chief Executive Officer of EMD Pharmaceuticals, a division of Merck KGaA. Prior to this, Mr. Emmens held various positions, including Chief Executive Officer, at Astra Merck, Inc. as well as several positions at Merck & Co., Inc. Mr. Emmens serves on the Board of Vertex Pharmaceuticals Incorporated.

Paul A. Friedman, M.D.   joined the Company as the Chief Executive Officer in November 2001 and has been President of the Company since May 2004. From 1998 until October 2001, Dr. Friedman served as President of DuPont Pharmaceuticals Research Laboratories, a wholly owned subsidiary of DuPont Pharmaceuticals Company (formerly The DuPont Merck Pharmaceutical Company), from 1994 to 1998 he served as President of Research and Development of The DuPont Merck Pharmaceutical Company, and from 1991 to 1994 he served as Senior Vice President at Merck Research Laboratories. Prior to his work at Merck and DuPont, Dr. Friedman was an Associate Professor of Medicine and Pharmacology at Harvard Medical School. Dr. Friedman is a Diplomat of the American Board of Internal Medicine, Member of the American Society of Pharmacology and Experimental Therapeutics, Member of the American Society of Clinical Investigation and a Member of the American Society of Biological Chemists. Dr. Friedman is also a director of Bausch & Lomb Incorporated.

John F. Niblack, Ph.D.   retired from Pfizer Inc. in September 2002, where he had served as its Vice Chairman since May 1999. From June 2000 to July 2002, he also served as President of Pfizer Global Research and Development. Dr. Niblack was Executive Vice President of Pfizer from 1993 to May 1999 and was responsible for Pfizer’s Global Research and Development Division and Pharmaceutical Licensing and Development. Dr. Niblack held other various positions at Pfizer since 1967.

Roy A. Whitfield   co-founded the Company and served as Chairman of the Board from November 2001 until June 2003. Mr. Whitfield served as Chief Executive Officer of the Company between June 1993 and November 2001, as President of the Company from June 1991 until January 1997, and as Treasurer of the Company between April 1991 and October 1995. Previously, Mr. Whitfield served as the President of Ideon Corporation, which was a majority-owned subsidiary of Invitron Corporation, a biotechnology company, from October 1989 until April 1991. From 1984 to 1989, he held senior operating and business development positions with Technicon Instruments Corporation, a medical instrumentation company, and its predecessor company, Cooper Biomedical, Inc., a biotechnology and medical diagnostics company. Prior to his work at Technicon, Mr. Whitfield spent seven years with the Boston Consulting Group’s international consulting practice. He also serves as a director of Nektar Therapeutics and several privately held companies.

The Board of Directors recommends a vote “FOR” election as director of the nominees set forth above.

Board Meetings and Committees

The Board of Directors held twelve meetings during 2005. Each director attended at least 75% of the aggregate number of meetings held by the Board of Directors and of the committees on which such director served during their tenure in 2005. The independent directors meet in regularly scheduled executive sessions at in person meetings of the Board of Directors without the participation of the President and Chief Executive Officer or other members of management. All directors are expected to attend the Annual Meeting and, in 2005, all directors continuing in office attended the 2005 annual meeting of stockholders.

The Board of Directors has appointed a Compensation Committee, an Audit Committee and a Nominating and Corporate Governance Committee. The Board has determined that each director who serves on these committees is “independent,” as that term is defined by applicable listing standards of The Nasdaq Stock Market and Securities and Exchange Commission rules. The Board has approved a charter for each of these committees that can be found on our website at http://www.incyte.com under the “Corporate Governance” heading. The Board has also appointed a Non-Management Stock Option Committee and has established a Finance Committee.

The current members of the Compensation Committee are Barry M. Ariko, Julian C. Baker, Paul A. Brooke (Chair) and Richard U. De Schutter. The Compensation Committee held three meetings during 2005. The Compensation Committee’s primary functions are to assist the Board of Directors in meeting its responsibilities with regard to oversight and determination of executive compensation and to review and make recommendations with respect to major compensation plans, policies and programs of the Company. Other specific duties and responsibilities of the Compensation Committee are to develop and monitor compensation arrangements for the Company’s executive officers, make recommendations to the independent members regarding compensation of the Company’s Chief Executive Officer, determine compensation for the Company’s other executive officers, determine stock-based compensation awards for the Company’s executive officers, and administer performance-based compensation plans such as the Company’s 1991 Stock Plan (the “1991 Stock Plan”).

The current members of the Audit Committee are Barry M. Ariko (Chair), Frederick B. Craves and Richard U. De Schutter. The Audit Committee held seven meetings during 2005. The Audit Committee’s primary functions are to assist the Board of Directors in fulfilling its oversight responsibilities relating to the Company’s financial statements, system of internal control over financial reporting, and auditing, accounting and financial reporting processes. Other specific duties and responsibilities of the Audit Committee are to appoint, compensate, evaluate and, when appropriate, replace the Company’s independent registered public accounting firm; review and pre-approve audit and permissible non-audit services; review the scope of the annual audit; monitor the independent registered public accounting firm’s relationship with the Company; and meet with the independent registered public accounting firm and management to discuss and review the Company’s financial statements, internal control over financial reporting, and auditing, accounting and financial reporting processes.

The current members of the Nominating and Corporate Governance Committee are Julian C. Baker, Paul A. Brooke and Richard U. De Schutter (Chair). The Nominating and Corporate Governance Committee held four meetings during 2005. The Nominating and Corporate Governance Committee’s primary functions are to identify qualified individuals to become members of the Board of Directors, determine the composition of the Board and its committees, and monitor a process to assess Board effectiveness. Other specific duties and responsibilities of the Nominating and Corporate Governance Committee are to recommend nominees to fill vacancies on the Board of Directors, review and make recommendations to the Board of Directors with respect to candidates for director proposed by stockholders, review on an annual basis the composition, functioning and effectiveness of the Board and its committees, develop and recommend to the Board of Directors codes of conduct applicable to officers, directors and employees and charters for the various committees of the Board, and review and make recommendations to the Board of Directors regarding the succession plan relating to the Chief Executive Officer.

Dr. Friedman currently serves as the Non-Management Stock Option Committee. The Non-Management Stock Option Committee is a secondary committee responsible for granting and issuing awards of options and shares under the 1991 Stock Plan to eligible employees or consultants, other than to members of the Board of Directors, to individuals designated by the Board of Directors as “Section 16 officers,” and to employees who hold the title of Senior Vice President or above. In addition, the Non-Management Stock Option Committee may not make any awards or grants to any one employee or consultant that total more than 50,000 shares of Common Stock in any calendar year.

The current members of the Finance Committee are Paul A. Brooke (Chair), Julian C. Baker, Richard U. De Schutter, and Paul A. Friedman. The Finance Committee held no meetings in 2005. The Finance Committee’s primary function is to assist the Board of Directors in its oversight of the Company’s strategic financing matters and, in that regard, to review and recommend matters related to the capital structure of the Company and, upon delegation by the Board of Directors, to exercise the powers of the Board of Directors that may be lawfully delegated to the Finance Committee in connection with the authorization, issuance and sale of debt or equity securities of the Company.

Compensation Committee Interlocks and Insider Participation

There were no interlocks or other relationships among the Company’s executive officers and directors that are required to be disclosed under applicable executive compensation disclosure regulations. The members of the Compensation Committee are Barry M. Ariko, Julian C. Baker, Paul A. Brooke and Richard U. De Schutter.

Director Nominations

The Board of Directors nominates directors for election at each annual meeting of stockholders and elects new directors to fill vacancies when they arise. The Nominating and Corporate Governance

Committee has the responsibility to identify, evaluate, recruit and recommend qualified candidates to the Board of Directors for nomination or election.

The Board of Directors has as an objective that its membership be composed of experienced and dedicated individuals with a diversity of backgrounds, perspectives and skills. The Nominating and Corporate Governance Committee will select candidates for director based on their character, judgment, diversity of experience, business acumen, and ability to act on behalf of all stockholders. The Nominating and Corporate Governance Committee believes that nominees for director should have experience, such as experience in management or accounting and finance, or industry and technology knowledge, that may be useful to the Company and the Board, high personal and professional ethics, and the willingness and ability to devote sufficient time to effectively carry out his or her duties as a director. The Nominating and Corporate Governance Committee believes it appropriate for at least one, and, preferably, multiple, members of the Board to meet the criteria for an “audit committee financial expert” as defined by Securities and Exchange Commission rules, and for a majority of the members of the Board to meet the definition of “independent director” under the rules of The Nasdaq Stock Market. The Nominating and Corporate Governance Committee also believes it appropriate for certain key members of the Company’s management—currently, the President and Chief Executive Officer—to participate as members of the Board.

Prior to each annual meeting of stockholders, the Nominating and Corporate Governance Committee identifies nominees first by evaluating the current directors whose term will expire at the annual meeting and who are willing to continue in service. These candidates are evaluated based on the criteria described above, including as demonstrated by the candidate’s prior service as a director, and the needs of the Board with respect to the particular talents and experience of its directors. In the event that a director does not wish to continue in service, the Nominating and Corporate Governance Committee determines not to re-nominate the director, or if a vacancy is created on the Board as a result of a resignation, an increase in the size of the Board or other event, then the Committee will consider various candidates for Board membership, including those suggested by the Committee members, by other Board members, by any search firm engaged by the Committee and by stockholders. The Committee recommended all of the nominees for election included in this Proxy Statement. Except for Mr. Emmens and Dr. Niblack, all of the nominees are members of the Board standing for re-election as directors. Mr. Emmens and Dr. Niblack were identified by a search firm engaged by the Committee, and Dr. Niblack was previously known to members of the Committee.

A stockholder who wishes to suggest a prospective nominee for the Board should notify the Secretary of the Company or any member of the Committee in writing with any supporting material the stockholder considers appropriate. In addition, the Company’s Bylaws contain provisions that address the process by which a stockholder may nominate an individual to stand for election to the Board of Directors at the Company’s Annual Meeting of Stockholders. In order to nominate a candidate for director, a stockholder must give timely notice in writing to the Secretary of the Company and otherwise comply with the provisions of the Company’s Bylaws. To be timely, the Company’s Bylaws provide that the Company must have received the stockholder’s notice not less than 60 days nor more than 90 days prior to the scheduled date of such meeting. However, if notice or prior public disclosure of the date of the annual meeting is given or made to stockholders less than 70 days prior to the meeting date, the Company must receive the stockholder’s notice by the earlier of (i) the close of business on the 10th day after the earlier of the day the Company mailed notice of the annual meeting date or provided such public disclosure of the meeting date and (ii) two days prior to the scheduled date of the annual meeting. Information required by the Bylaws to be in the notice include the name and contact information for the candidate and the person making the nomination and other information about the nominee that must be disclosed in proxy solicitations under Section 14 of the Securities Exchange Act of 1934 and the related rules and regulations under that Section.

Stockholder nominations must be made in accordance with the procedures outlined in, and include the information required by, the Company’s Bylaws and must be addressed to:

Secretary
Incyte Corporation
Experimental Station
Route 141 & Henry Clay Road
Building E336
Wilmington, DE  19880

You can obtain a copy of the full text of the Bylaw provision by writing to the Company’s Secretary at the above address.

Communications with the Board of Directors

If you wish to communicate with the Board of Directors, you may send your communication in writing to:

Secretary
Incyte Corporation
Experimental Station
Route 141 & Henry Clay Road
Building E336
Wilmington, DE  19880

You must include your name and address in the written communication and indicate whether you are a stockholder of the Company.

The Secretary will review any communications received from a stockholder and all material communications from stockholders will be forwarded to the appropriate director or directors or Committee of the Board based on the subject matter.

Compensation of Directors

Directors who are employees of the Company do not receive any fees for their service on the Board of Directors. During 2005, Dr. Friedman was the Company’s only employee director. For a description of the compensation arrangements with Dr. Friedman, see “Executive Compensation — Employment Contracts, Termination and Change-in-Control Arrangements.”

The Company’s non-employee directors each receive $2,500 for every in-person Board meeting that they attend and $500 for every Board meeting that they attend telephonically. Non-employee directors receive additional compensation of $500 for their participation in every committee meeting that they attend that is up to one hour in duration and $1,000 for every committee meeting that is over one hour in duration, in each case whether in-person or telephonic. The chairman of the Audit Committee receives an additional $6,000 annually, and the chairman of the Compensation Committee receives an additional $5,000 annually. The chairman of any other committee receives an additional $4,000 annually. Non-employee directors also receive a $15,000 annual retainer, which is prorated for such portion of the year that the director serves on the Board. Mr. De Schutter’s annual retainer is $22,500 in recognition of his additional responsibilities as Chairman of the Board. Prior to June 2005, the annual retainer for each of the Company’s non-employee directors was $12,000, Mr. De Schutter’s annual retainer as Chairman of the Board was $20,000, and the chairman of each committee received an additional $4,000 annually. In addition, all directors are reimbursed for their out-of pocket expenses in accordance with the Company’s travel policy for each in-person Board or committee meeting that they attend.

In addition to cash compensation for services as a member of the Board, the non-employee directors also receive options to purchase shares of the Company’s Common Stock pursuant to the 1993 Directors’ Stock Option Plan (the “Directors’ Option Plan”). Under the Directors’ Option Plan, every new non-employee director appointed to the Board of Directors will receive an initial stock option grant of 35,000 shares of Common Stock at an exercise price equal to 100% of the fair market value of the Common Stock on the date of grant. The option vests as to 25% of the shares on the first anniversary of the date of the grant, with the remaining shares vesting monthly over the following three years. Pursuant to the Directors’ Option Plan, following the conclusion of each annual meeting of stockholders, each non-employee director who will continue to serve as a member of the Board of Directors will receive an additional option to purchase 20,000 shares of Common Stock at an exercise price equal to the fair market value of the Common Stock on the date of grant. Each of these options will vest in full on the first anniversary of the date of the grant. When a new non-employee director is appointed to the Board of Directors at a time other than at an annual meeting, such director will receive a pro rata portion of the automatic annual grant that will vest in full on the date of the Company’s next annual meeting. In 2005, each of Messrs. Ariko, Baker, Brooke, De Schutter and Whitfield and Dr. Craves received their annual grant of an option to purchase 20,000 shares of Common Stock at exercise prices equal to the fair market value of the Common Stock on the date of grant.

The following chart shows the cash amounts paid to each non-employee director for their service in 2005:

Director	Annual Retainer	Attendance Fees	Chair Fees	Total (1)	Stock Options (2)
Richard U. De Schutter	$21,455	$22,500	$4,000	$47,955	20,000
Barry M. Ariko	$13,740	$22,500	$5,160	$41,400	20,000
Julian C. Baker	$13,740	$21,500	—	$35,240	20,000
Paul A. Brooke	$13,740	$21,000	$4,580	$39,320	20,000
Frederick B. Craves	$13,740	$20,000	—	$33,740	20,000
Roy A. Whitfield	$13,740	$15,500	—	$29,240	20,000

(1)          Does not include amounts reimbursed for out-of pocket expenses in connection with Board or committee meeting attendance.

(2)          Reflects those options granted under the Directors’ Option Plan, as described above.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of March 15, 2006, as to shares of Common Stock beneficially owned by: (i) each person who is known by the Company to own beneficially more than 5% of the Common Stock, (ii) each of the Company’s directors and nominees for director, (iii) each of the Company’s executive officers named under “Executive Compensation—Summary Compensation Table” (the “Named Executive Officers”) and (iv) all directors and executive officers of the Company as a group. Ownership information is based upon information furnished by the respective individuals or entities, as the case may be. Unless otherwise indicated below, the address of each beneficial owner listed on the table is c/o Incyte Corporation, Experimental Station, Route 141 & Henry Clay Road, Building E336, Wilmington, DE 19880. The percentage of Common Stock beneficially owned is based on 83,644,607 shares outstanding as of March 15, 2006.

Name of Beneficial Owner (1)	Shares Beneficially Owned (1)	Percentage Beneficially Owned
5% Stockholders
Wellington Management Company, LLP (2)	11,678,973	14.0%
Platinum Asset Management Limited (3)	7,376,030	8.8%
Andrew H. Tisch, Daniel R. Tisch, James S. Tisch, Joan H. Tisch, Jonathan M. Tisch, Laurie M. Tisch and Thomas J. Tisch (4)	5,639,179	6.3%
Julian C. Baker and Felix J. Baker (5)	5,121,276	6.0%
T. Rowe Price Associates, Inc. (6)	4,480,860	5.4%
Named Executive Officers, Directors and Nominees for Director
Paul A. Friedman (7)	988,564	1.2%
David C. Hastings (8)	143,329	*
John A. Keller (9)	186,977	*
Brian W. Metcalf (10)	348,766	*
Paula J. Swain (11)	254,747	*
Richard U. De Schutter (12)	138,114	*
Barry M. Ariko (13)	60,834	*
Julian C. Baker (14)	5,121,276	6.0%
Paul A. Brooke (15)	172,084	*
Frederick B. Craves (16)	327,993	*
Matthew W. Emmens	0	*
John F. Niblack	0	*
Roy A. Whitfield (17)	1,208,525	1.4%
All directors and executive officers as a group (12 persons) (18)	9,080,687	10.3%

*                    Represents less than 1% of the Company’s Common Stock.

(1)          To the Company’s knowledge, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable and the information contained in the notes to this table.

(2)          The address of the principal place of business of Wellington Management Company, LLP (“Wellington”) is 75 State Street, Boston, Massachusetts 02109. According to an amended Schedule 13G dated February 14, 2006, filed by Wellington, Wellington, in its capacity as investment adviser, may be deemed to beneficially own all shares listed in the table, and has shared dispositive power with respect to 11,526,673 shares and shared voting power over 8,920,794 shares.

(3)          According to a Schedule 13G, filed October 21, 2005, Platinum Asset Management Limited has sole dispositive and voting power with respect to all shares listed in the table. The address of the principal place of business of Platinum Asset Management Limited is Level 4, 55 Harrington Street, Sydney NSW 2000, Australia.

(4)          According to an amended Schedule 13G dated February 10, 2005 filed jointly by these persons, these persons collectively held 5,639,179 shares, including shares issuable upon conversion of the Company’s 5.5% Convertible Subordinated Notes Due 2007. Because of certain family relationships among the reporting persons, the statement was filed by them as if they constitute a group solely for informational purposes, and each of them disclaimed beneficial ownership of any shares owned by any other reporting person, except to the extent that beneficial ownership was expressly reported therein. The address for Andrew H. Tisch, James S. Tisch and Thomas J. Tisch is 667 Madison Avenue, New York, New York 10021, for Joan H. Tisch, Jonathan M. Tisch and Laurie M. Tisch is c/o Barry L Bloom, 655 Madison Avenue, 19th Floor, New York, New York 10021, and for Daniel R. Tisch is c/o Tower View LLC, 500 Park Avenue, New York, New York 10021. According to the statement, Four-Fourteen Partners, LLC held 200,000 shares; Andrew H. Tisch held 1,341,670 shares, each of Daniel R. Tisch, James S. Tisch and Thomas J. Tisch held 1,341,669 shares; Joan H. Tisch held 19,787 shares; and each of Jonathan M. Tisch and Laurie M. Tisch held 26,357 shares. By virtue of his status as manager of Four-Fourteen Partners, LLC, Thomas J. Tisch was deemed to beneficially own the shares held by Four-Fourteen Partners, LLC.

(5)          The address for Julian C. Baker and Felix J. Baker is 667 Madison Avenue, New York, New York 10021. Julian C. Baker and Felix J. Baker share dispositive and voting power with respect to 5,063,359 shares, including shares issuable upon conversion of the Company’s 5.5% Convertible Subordinated Notes Due 2007 and the Company’s 3½% Convertible Subordinated Notes due 2011. Of such shares, Baker/Tisch Investments, L.P. held 179,008 shares; Baker Bros. Investments, L.P. held 144,314 shares; Baker Bros. Investments II, L.P. held 168,366 shares; Baker Biotech Fund I, L.P. held 2,269,485 shares; Baker Biotech Fund II, L.P. held 1,748,011 shares; Baker Biotech Fund II (Z), L.P. held 123,689 shares; Baker Biotech Fund III, L.P. held 314,596 shares; Baker Biotech Fund III (Z), L.P. held 60,230 shares; and FBB Associates held 55,658 shares. The total shown also includes 57,917 shares subject to options exercisable within 60 days of March 15, 2006 held by Julian C. Baker. Julian C. Baker and Felix J. Baker may be deemed to own beneficially the shares held by Baker/Tisch Investments, L.P., Baker Bros. Investments, L.P., Baker Bros. Investments II, L.P., Baker Biotech Fund I, L.P., Baker Biotech Fund II, L.P., Baker Biotech Fund II (Z), L.P., Baker Biotech Fund III, L.P., Baker Biotech Fund III (Z), L.P. and FBB Associates.

(6)          According to a Schedule 13G, filed February 14, 2006, T. Rowe Price Associates, Inc. has sole dispositive power with respect to 4,480,860 shares and sole voting power with respect to 989,100 of the shares listed in the table. The address of the principal place of business of T. Rowe Price Associates, Inc. is 100 E. Pratt Street, Baltimore, Maryland 21202.

(7)          Includes 819,164 shares subject to options exercisable within 60 days of March 15, 2006.

(8)          Represents solely 143,329 shares subject to options exercisable within 60 days of March 15, 2006.

(9)          Represents solely 186,977 shares subject to options exercisable within 60 days of March 15, 2006.

(10)   Includes 325,811 shares subject to options exercisable within 60 days of March 15, 2006.

(11)   Includes 239,686 shares subject to options exercisable within 60 days of March 15, 2006.

(12)   Includes 112,084 shares subject to options exercisable within 60 days of March 15, 2006. Also includes 1,030 shares issuable upon conversion of the Company’s 5.5% Convertible Subordinated Notes Due 2007 and 25,000 shares held directly by Mr. De Schutter.

(13)   Represents solely 60,834 shares subject to options exercisable within 60 days of March 15, 2006.

(14)   See note (5) above.

(15)   Includes 72,084 shares subject to options exercisable within 60 days of March 15, 2006.

(16)   Includes 8,000 shares held by Burrill & Craves, a general partnership. Dr. Craves is a general partner of such partnership and may be deemed to be the beneficial owner of the shares held by the partnership. Also includes 8,400 shares held by a trust for which Dr. Craves is a trustee, 14,800 shares held by Dr. Craves’ spouse, 196,793 shares held directly by Dr. Craves and 100,000 shares subject to options exercisable within 60 days of March 15, 2006.

(17)   Includes 231,736 shares subject to options exercisable within 60 days of March 15, 2006.

(18)   Includes shares included pursuant to notes (7), (8), (9), (10), (11), (12), (13), (14), (15), (16) and (17) above and 129,478 shares subject to options exercisable within 60 days of March 15, 2006 held by other executive officers of the Company.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In March 2002, in connection with his employment by the Company as Executive Vice President and Chief Drug Discovery Scientist, Brian W. Metcalf received an interest-free loan from the Company in the amount of $400,000 to be used for financing his residence in California. The loan was evidenced by a promissory note and secured by the residence. On February 6, 2003, 25% of the outstanding principal balance was forgiven, and 1/48 of the original principal amount was forgiven on the last day of each month thereafter, through February 6, 2006.

EXECUTIVE COMPENSATION

The following table summarizes all compensation paid to or accrued for (i) the Company’s President and Chief Executive Officer and (ii) each of the Company’s other four most highly compensated executive officers as of December 31, 2005 for services rendered in all capacities to the Company for the fiscal years ended December 31, 2005, 2004 and 2003.

Summary Compensation Table

		Annual Compensation		Long Term Compensation
Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Restricted Stock Awards ($)	Securities Underlying Options	All Other Compensation ($)
Paul A. Friedman	2005	522,115	485,000	—	240,000	3,739(2)
President and Chief	2004	548,076	465,000	—	220,000	3,930(2)
Executive Officer	2003	642,308	276,250	—	—	4,690(2)
David C. Hastings (3)	2005	276,538	172,000	—	110,000	4,775(4)
Executive Vice President and	2004	272,300	162,812	—	10,000	20,739(5)
Chief Financial Officer	2003	44,000	90,000	—	160,000	47,855(6)
John A. Keller (7)	2005	310,615	200,000	—	95,000	312(2)
Executive Vice President and	2004	310,000	186,000	—	50,000	26,888(8)
Chief Business Officer	2003	66,923	190,000	—	200,000	39,856(9)
Brian W. Metcalf	2005	364,461	225,000	—	90,000	138,486(10)
Executive Vice President and	2004	366,594	220,124	—	67,000	137,573(11)
Chief Drug Discovery Scientist	2003	338,863	155,000	—	—	220,822(12)
Paula J. Swain	2005	275,042	175,000	—	100,000	404(2)
Executive Vice President,	2004	274,288	164,699	—	55,000	399(2)
Human Resources	2003	253,053	115,000	—	—	365(2)

(1)          Includes (in each fiscal year) bonuses earned during the fiscal year and paid in the subsequent fiscal year.

(2)          Represents payments made for group term life insurance.

(3)          Mr. Hastings joined the Company as Executive Vice President and Chief Financial Officer in October 2003.

(4)          Includes $4,504 in relocation expenses and $271 for payments made for group term life insurance.

(5)          Includes $20,475 in relocation expenses and $264 for payments made for group term life insurance.

(6)          Includes $47,807 in relocation expenses and $48 for payments made for group term life insurance.

(7)          Dr. Keller joined the Company as Executive Vice President and Chief Business Officer in September 2003.

(8)          Includes $26,579 in relocation expenses and $309 for payments made for group term life insurance.

(9)          Includes $39,796 in relocation expenses and $60 for payments made for group term life insurance.

(10)   Includes a $36,000 housing allowance, $100,000 for forgiveness for the loan pursuant to the terms of the loan, and $2,486 for payments made for group term life insurance.

(11)   Includes a $36,000 housing allowance, $99,950 for forgiveness for the loan pursuant to the terms of the loan, and $1,623 for payments made for group term life insurance.

(12)   Includes a $36,000 housing allowance, $183,333 for forgiveness for the loan pursuant to the terms of the loan, and $1,489 for payments made for group term life insurance.

Stock Options

The following tables set forth certain information as of December 31, 2005 and for the fiscal year then ended with respect to stock options granted to and exercised by the Named Executive Officers.

Option Grants in Last Fiscal Year

	Individual Grants
	Number of	% of			Potential Realizable
	Securities	Total Options			Value at Assumed
	Underlying	Granted to	Exercise		Annual Rates of Stock Price
	Options	Employees in	Price	Expiration	Appreciation for Option Term(4)
Name	Granted(#)(1)(2)	Fiscal Year	($/Sh)(3)	Date	5%($)	10%($)
Paul A. Friedman	240,000 (5)	9.0%	8.99	1/18/15	1,356,903	3,438,659
David C. Hastings	110,000	4.1%	8.99	1/18/15	621,914	1,576,052
John A. Keller	95,000	3.6%	8.99	1/18/15	537,107	1,361,136
Brian W. Metcalf	90,000	3.4%	8.99	1/18/15	508,839	1,289,497
Paula J. Swain	100,000	3.7%	8.99	1/18/15	565,376	1,432,774

(1)          Unless otherwise noted, the options have a term of ten years, subject to earlier termination in certain events relating to termination of employment. Vesting of the options is subject to acceleration under the circumstances described under “Employment Contracts, Termination of Employment and Change-in-Control Arrangements.”

(2)          Except as otherwise noted, options granted in 2005 become exercisable as to 25% of the shares on the first anniversary of the grant date, with the remaining shares vesting ratably each month thereafter over the following three years.

(3)          The exercise price is equal to the fair market value on the date of grant.

(4)          The 5% and 10% rates of appreciation are required to be disclosed by the rules of the Securities and Exchange Commission and are not intended to forecast possible future appreciation, if any, in our stock price.

(5)          Includes an option to purchase 40,000 shares of Common Stock that will become exercisable as to 25% of the shares on the first anniversary of the grant date, with the remaining shares vesting ratably each month thereafter over the following three years. Vesting of such option will accelerate in full upon death or disability or upon the last to occur of (i) retirement as an employee of the Company or (ii) resignation as a member of the Board of Directors (including failure to be re-elected as a result of failure to stand for re-election) and in the event of such acceleration the option will not expire until three years after the date of such death, disability, retirement or resignation.

Aggregated Option Exercises in Last Fiscal Year
And 2005 Year End Option Values

			Number of Securities Underlying Unexercised Options at December 31, 2005(#)	Value of Unexercised In-the-Money Options at December 31, 2005($)(2)
Name	Shares Acquired on Exercise (#)	Value Realized ($)(1)	Exercisable/ Unexercisable	Exercisable/ Unexercisable
Paul A. Friedman	—	—	725,833/359,167	—
David C. Hastings	—	—	91,249/188,751	19,067/16,133
John A. Keller	—	—	135,416/209,584	50,625/39,375
Brian W. Metcalf	—	—	284,041/132,959	—
Paula J. Swain	—	—	198,645/136,355	—

(1)          Calculated on the basis of the fair market value of the underlying securities at the exercise date minus the exercise price.

(2)          Calculated on the basis of the fair market value of the underlying securities at December 30, 2005 ($5.34 per share) minus the exercise price.

Employment Contracts, Termination of Employment and Change-in-Control Arrangements

Executive Employment and Change in Control Agreements.   In November 2001, the Company entered into an employment agreement with Paul A. Friedman which provides that in the event that Dr. Friedman’s employment is terminated within 24 months following a “change of control” (as defined in the employment agreement) either by the Company without “cause” (as defined in the employment agreement) or by Dr. Friedman for “good reason” (as defined in the employment agreement), the Company will pay Dr. Friedman an amount equal to three times the sum of his current annual base salary and the greater of his current target bonus or his bonus amount for the preceding fiscal year. The Company will also pay Dr. Friedman a pro rata portion of his target bonus calculated according to the number of days Dr. Friedman worked through the termination date in the current fiscal year. The cash payment will be paid in a lump sum payment, unless Dr. Friedman previously elects to receive equal monthly installments over a 36-month period following his termination. The agreement also provides that in the event of such a termination, all of Dr. Friedman’s unvested restricted stock units and unvested stock options will vest in full, and all stock options will be exercisable for twelve months following his termination.

If, at any time other than the two year period following a “change of control,” Dr. Friedman’s employment is terminated by the Company without “cause” or by Dr. Friedman for “good reason,” the agreement provides that the Company will pay Dr. Friedman an amount equal to the sum of his annual base salary and the greater of his current target bonus or his bonus amount for the preceding fiscal year. The Company will also pay Dr. Friedman a pro rata portion of his target bonus calculated according to the number of days Dr. Friedman worked through the termination date in the current fiscal year. The cash payment will be paid in a lump sum payment unless Dr. Friedman previously elects to receive equal monthly installments over the twelve-month period following his termination. This agreement also provides that Dr. Friedman’s stock options will vest as to the amount that would have vested had he continued to work for the Company for an additional twelve months. Under the agreement, Dr. Friedman is subject to non-solicitation/non-hiring and non-disparagement covenants that extend two years from termination of employment. Upon certain breaches of those covenants after termination of employment,

Dr. Friedman must forfeit all of his unvested restricted stock units and the gain or income realized from units vesting within 24 months prior to the breach.

In November 2003, the Company’s Board of Directors approved a form of employment agreement for Executive Vice Presidents, including Brian W. Metcalf, David C. Hastings, John A. Keller and Paula J. Swain, and certain other key employees. This form of employment agreement provides that in the event of an “involuntary termination” of the executive’s employment (as defined in the employment agreement) within 24 months following a “change of control” (as defined in the employment agreement), the Company will pay the executive an amount equal to the sum of the executive’s current annual base salary and the greater of (i) the executive’s current target bonus or (ii) the executive’s bonus amount for the preceding fiscal year. The Company will also pay the executive a pro rata portion of the executive’s target bonus calculated according to the number of days the executive worked through the termination date in the current fiscal year. The cash payment would be paid in a lump sum payment following the executive’s termination. The agreement also provides that in the event of such a termination, all of the executive’s unvested stock options will vest in full, and all stock options will be exercisable for twelve months following the executive’s termination.

Brian W. Metcalf.   In connection with his employment in February 2002, Brian W. Metcalf received a loan from the Company for the purpose of financing his residence in California. See “Certain Relationships and Related Transactions” for a description of this loan.

John A. Keller.   In September 2003, in connection with his appointment as Executive Vice President and Chief Business Officer, Dr. Keller received an offer letter that provides that in the event that his employment is terminated other than for cause, the Company will pay Dr. Keller an amount equal to the sum of his current annual base salary and his current target bonus.

David C. Hastings.   In September 2003, in connection with his appointment as Executive Vice President and Chief Financial Officer, Mr. Hastings received an offer letter that provides that in the event that his employment is terminated other than for cause, the Company will pay Mr. Hastings an amount equal to the sum of his current annual base salary and his current target bonus.

Equity Compensation Plan Information

The following table gives information about the Company’s Common Stock that may be issued upon the exercise of options, warrants and rights under all of the Company’s existing equity compensation plans as of December 31, 2005, including the 1991 Stock Plan, the Directors’ Stock Option Plan and the 1997 Employee Stock Purchase Plan.

	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants, and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Plan Category	(a)	(b)	(c)
Equity compensation plans approved by security holders	7,798,401	$8.99	6,792,122 (1)
Equity compensation plans not approved by security holders	—	—	—
Total	7,798,401	$8.99	6,792,122

(1)          Includes 539,888 shares available for issuance under the Company’s 1997 Employee Stock Purchase Plan.

REPORT OF THE COMPENSATION COMMITTEE
OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

This report on executive compensation is provided by the Compensation Committee of the Board of Directors to assist stockholders in understanding its objectives and procedures in establishing the compensation of the Company’s executive officers and describes the bases on which compensation determinations were made by the Compensation Committee for 2005. The Compensation Committee is comprised of four non-employee directors: Messrs. Ariko, Baker, Brooke and De Schutter. In making its determinations, the Compensation Committee relied, in part, on independent surveys and public disclosures of compensation of management of companies in the biotechnology, life sciences and pharmaceutical industries as well as reports of external compensation consultants. The Company’s human resources and finance staff provides additional data and analysis as requested by the Compensation Committee. The Compensation Committee also administers the 1991 Stock Plan with respect to executive officers of the Company.

Compensation Philosophy and Objectives

The Compensation Committee believes that compensation of the Company’s executive officers should:

•       Encourage creation of stockholder value and achievement of strategic corporate objectives.

•       Integrate compensation with the Company’s annual and long-term corporate objectives and strategy, and focus executive behavior on the fulfillment of those objectives.

•       Provide a competitive total compensation package that enables the Company to attract and retain, on a long-term basis, qualified personnel.

•       Provide a total compensation opportunity that is competitive with companies in the biotechnology, life sciences and pharmaceutical industries, taking into account relative company size, performance and geographic location as well as individual responsibilities and performance.

•       Align the interests of management and stockholders and enhance stockholder value by providing management with longer-term incentives through equity ownership by management.

•       Provide fair compensation consistent with internal compensation programs.

Key Elements of Executive Compensation

The compensation of executive officers is based upon the Company’s financial performance as well as an evaluation of the progress of the Company’s drug discovery and development efforts, including the achievement of preclinical and clinical development, in-licensing and discovery program objectives, cash burn management, achievement of certain business objectives, including the identification of appropriate entities for significant commercial collaborations, and progress toward strategic goals, as well as the achievement of individual business objectives by each executive officer. The Company’s existing compensation structure for executive officers generally includes a combination of salary and stock options and may include cash incentive awards under the Company’s Annual Incentive Compensation Plan.

Salary.   Salary levels are largely determined through comparisons with companies of similar headcount and market capitalizations or complexity in the biotechnology and pharmaceutical industries. Actual salaries are based on individual performance contributions within a competitive salary range for each position that is established through evaluation of responsibilities and market comparisons. The Compensation Committee, on the basis of information regarding executive compensation for similarly sized companies in the industry provided by an outside compensation consulting firm and updates to that information provided by the Company’s finance staff, and on the basis of its knowledge of executive compensation in the industry, believes that the Company’s salary levels for the executive officers are at a level that the Compensation Committee, at the time such salary determinations were made, considered to be reasonable and necessary given the Company’s financial resources and the stage of its development. The Compensation Committee reviews salaries on an annual basis. At such time, the Compensation Committee may change each executive officer’s salary based on the individual’s contributions and responsibilities over the prior twelve months and any change in comparable company pay levels. In January 2005, the Compensation Committee set the 2005 base salaries for the Company’s executive officers, including the President and Chief Executive Officer.

Stock Options.   The Compensation Committee administers stock option grants made to the Company’s executive officers under the 1991 Stock Plan. The Compensation Committee believes that by providing those persons who have substantial responsibility for the management and growth of the Company with an opportunity to increase their ownership of Company stock, the best interests of stockholders and executive officers will be closely aligned. Therefore, executive officers are eligible to receive stock options when the Compensation Committee performs its annual review, although options may be granted at other times in recognition of exceptional achievements. The number of shares underlying stock options granted to executive officers is based on competitive practices in the industry as determined by independent surveys and the Compensation Committee’s knowledge of industry practice. In 2005, the Compensation Committee reviewed with an external compensation consultant the Company’s stock grant guidelines for all employees. The consultant considered results of several independent surveys involving biotechnology companies only and biotechnology and pharmaceutical companies, and reviewed with the Compensation Committee share dilution and option overhang analyses involving a group of generally comparable biotechnology companies. The Compensation Committee granted stock options to members of management in January 2006 in connection with the Compensation Committee’s evaluation of the Company’s 2005 performance. The Compensation Committee also approved the total number of options to be awarded to all employees of the Company in connection with this annual review of stock option grants.

Incentive Compensation Plan.   The Company’s discretionary 2005 Annual Incentive Compensation Plan established cash incentive awards for all eligible employees of the Company for 2005. The plan was designed to align incentive awards for each participant’s individual performance with the Company’s corporate goals, which were approved by the Compensation Committee and reviewed by the Board of Directors. Eligibility to participate in the Plan and actual award amounts are not guaranteed and are determined at the sole discretion of an employee’s manager(s), in conjunction with the Company’s President and Chief Executive Officer. Incentive awards for the Company’s executive officers were approved by the Compensation Committee and paid in 2006 pursuant to this plan. The Company’s executive officers other than the President and Chief Executive Officer each had a funding target under the plan of 50% of their respective annual base salary for the 2005 fiscal year, with the potential for actual awards under the plan to either exceed or be less than such funding target depending upon corporate performance, as well as each executive officer’s performance of certain individual goals. As described below under “Chief Executive Officer Compensation,” the Company’s President and Chief Executive Officer had a funding target under the plan of 75%, with the potential for actual awards under the plan to either exceed or be less than such funding target depending upon corporate performance. Actual incentive award amounts paid to executive officers for 2005 pursuant to this plan were based on the achievement of corporate and/or individual goals that were predetermined by the Compensation Committee or the President and Chief Executive Officer as described below. Target incentive award amounts for each participant were based on the participant’s potential impact on the Company’s operating and financial results and on market competitive pay practices. Individual performance goals were established for eligible employees, and evaluations were based upon whether the employee met, exceeded or did not meet each established goal. The percentage of potential incentive awards attributable to the achievement of individual goals decreases as seniority increases, with a greater proportion of the potential incentive awards for executive officers being based upon achievement of corporate performance goals. The incentive award amounts paid to the Company’s President and Chief Executive Officer for 2005 were based solely on the achievement of the predetermined corporate goals. Corporate performance goals for 2005 were based on achievement of drug discovery program goals, representing 25% of the overall corporate performance goals, goals relating to the Company’s drug development efforts, representing 50% of the overall corporate performance goals, cash burn related goals, representing 15% of the overall corporate performance goals, and business development goals, representing 10% of the overall corporate performance goals. Threshold, target and outperform achievement levels were defined for each corporate goal that was established, resulting in payouts ranging from 0% to 160% for each goal depending on achievement of such performance levels. In January 2006, the Compensation Committee evaluated the achievement of the 2005 corporate performance goals and determined that incentive awards under the 2005 Annual Incentive Compensation Plan should be based upon achievement of 123.125% of the target level of corporate performance goals. This 123.125% figure was greater than 100% of target because a number of goals were achieved at the outperform level, and the Company entered into a collaborative research and license agreement with Pfizer Inc. with respect to the Company’s portfolio of CCR2 antagonist compounds.

Chief Executive Officer Compensation

Paul A. Friedman is the Company’s President and Chief Executive Officer. In February 2004, the Compensation Committee worked with Dr. Friedman to redesign his compensation package with a view toward rewarding Dr. Friedman for future performance in a manner that would more closely reflect the value that would be recognized by the Company’s stockholders. Major elements of this program included decreasing the annual base salary payable to Dr. Friedman under the terms that were initially provided for in Dr. Friedman’s employment agreement and offer letter, as subsequently amended, and increasing to 75% of annual base salary Dr. Friedman’s funding target under the Company’s Annual Incentive Compensation Plan. The terms of Dr. Friedman’s employment agreement and offer letter were negotiated with and approved by the Compensation Committee and the Board of Directors in connection with his initial employment with the Company in November 2001. See “Employment Contracts, Termination of Employment and Change-in-Control Arrangements.” In January 2005, the Compensation Committee set Dr. Friedman’s annual base salary at $525,000. In January 2006, the Compensation Committee approved a bonus of $485,000 for Dr. Friedman in connection with the achievement of corporate goals under the Company’s 2005 Annual Incentive Compensation Plan. In recognition of Dr. Friedman’s performance in 2005 in leading the Company toward significant progress in its drug discovery activities, the Company’s drug development activities, and the Company’s accomplishment of its business development goals, including its collaboration with Pfizer Inc., and as an incentive for future performance, the Compensation Committee granted Dr. Friedman options, exercisable at the fair market value on the date of grant, to purchase 200,000 shares of the Company’s Common Stock, which vest in accordance with the Company’s standard four-year vesting schedule.

Dr. Friedman is a member of the Board of Directors, but did not participate in Board or Compensation Committee deliberations regarding the setting of his compensation for 2005.

Section 162(m) of the Internal Revenue Code places a limit of $1,000,000 on the amount of compensation that the Company may deduct in any one year with respect to its CEO and each of the next four most highly compensated executive officers. To maintain flexibility in compensating the Company’s executive officers in a manner designed to promote varying corporate goals, the Compensation Committee has not adopted a policy requiring all executive compensation to be deductible.

Compensation Committee
Barry M. Ariko
Julian C. Baker
Paul A. Brooke
Richard U. De Schutter

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee of the Board of Directors is composed of three directors, each of whom qualifies as “independent” under the current listing requirements of The Nasdaq Stock Market. The current members of the Audit Committee are Barry M. Ariko, Frederick B. Craves and Richard U. De Schutter. The Audit Committee acts pursuant to a written charter that was originally adopted by the Board of Directors in June 2000 and was most recently amended in March 2004.

In performing its functions, the Audit Committee acts in an oversight capacity and necessarily relies on the work and assurances of the Company’s management, which has the primary responsibility for financial statements and reports, and of the independent registered public accounting firm, who, in their report, express an opinion on the conformity of the Company’s annual financial statements with accounting principles generally accepted in the United States and on management’s assessment of and the effectiveness of the Company’s internal control over financial reporting. It is not the duty of the Audit Committee to plan or conduct audits, to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles, or to assess the Company’s internal control over financial reporting.

Within this framework, the Audit Committee has reviewed and discussed with management the Company’s audited financial statements as of and for the year ended December 31, 2005 and the Company’s internal control over financial reporting. The Audit Committee has also discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, as amended. In addition, the Audit Committee has received the written disclosures from the independent registered public accounting firm required by Independence Standards Board Statement No. 1, has discussed with the independent registered public accounting firm, Ernst & Young LLP, the independence of that firm, and has considered whether the provision of non-audit services was compatible with maintaining the independence of that firm.

Based upon these reviews and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005.

Audit Committee
Barry M. Ariko
Frederick B. Craves
Richard U. De Schutter

STOCK PRICE PERFORMANCE GRAPH

The following graph illustrates a comparison of the cumulative total stockholder return (change in stock price plus reinvested dividends) of the Company’s Common Stock with the Center for Research in Security Prices (“CRSP”), the CRSP Total Return Index for the Nasdaq U.S. Stocks (the “Nasdaq Composite Index”), and Total Return Index for the Nasdaq Pharmaceutical Stocks (the “Nasdaq Pharmaceutical Index”), assuming an investment of $100 in each on December 29, 2000. The Company’s Common Stock is traded on the Nasdaq National Market. The comparisons in the table are required by the Securities and Exchange Commission and are not intended to forecast or be indicative of possible future performance of the Company’s Common Stock.

	12/29/00	12/31/01	12/31/02	12/31/03	12/31/04	12/30/05
Incyte Corporation	$100.00	$78.15	$18.33	$27.49	$40.16	$21.47
Nasdaq Composite Index	100.00	79.32	54.84	81.99	89.23	91.12
Nasdaq Pharmaceutical Index	100.00	85.23	55.07	80.73	85.98	94.67

PROPOSAL 2

AMENDMENT OF THE 1997 EMPLOYEE STOCK PURCHASE PLAN

In March 2006, the Board of Directors approved an amendment to the Company’s 1997 Employee Stock Purchase Plan (as amended, the “Employee Stock Purchase Plan”), subject to the approval of the Company’s stockholders at the Annual Meeting. The following summary of the principal features of the Employee Stock Purchase Plan is qualified by reference to the terms of the Employee Stock Purchase Plan, the full text of which is set forth as Appendix A, and is substantially in the form in which it will take effect if this Proposal 2 is approved by the stockholders.

Description of Amendment

The amendment to the Employee Stock Purchase Plan approved by the Board of Directors and submitted for stockholder approval consists of an increase in the number of shares of Common Stock reserved for issuance under the Employee Stock Purchase Plan from 3,100,000 to 3,850,000 shares.

Employee Stock Purchase Plan

The Employee Stock Purchase Plan was adopted by the Board of Directors in February 1997, effective August 1, 1997, and first approved by the Company’s stockholders in April 1997. The Employee Stock Purchase Plan was amended and restated by the Board of Directors in February 2001, and the Company’s stockholders approved the amended and restated Employee Stock Purchase Plan in June 2001. The Employee Stock Purchase Plan was also amended by the Board of Directors in April 2002 and February 2003. The Company’s stockholders approved the April 2002 amendment in June 2002 and the approved the February 2003 amendment in June 2003. The purpose of the Employee Stock Purchase Plan is to provide employees with an opportunity to acquire shares of Common Stock at a price below their market value and to pay for the purchases through payroll deductions, thereby enabling the Company to attract, retain and motivate valued employees. A total of 3,850,000 shares of Common Stock (including 750,000 shares subject to stockholder approval at the Annual Meeting) have been reserved for issuance under the Employee Stock Purchase Plan.

Administration

The Employee Stock Purchase Plan is administered by the Compensation Committee of the Board of Directors. The Compensation Committee has the authority to construe, interpret and apply the terms of the Employee Stock Purchase Plan, to determine eligibility, to establish such limitations and procedures as it determines are consistent with the Employee Stock Purchase Plan and to adjudicate any disputed claims under the Employee Stock Purchase Plan.

Eligibility; Price of Shares

Each regular full-time and part-time employee of the Company and subsidiaries designated by the Board of Directors who customarily works at least 20 hours per week and more than five months in any calendar year, and who is employed by the Company for one month or more on an enrollment date, is eligible to participate in the Employee Stock Purchase Plan after one month of employment. However, no employee is eligible to participate in the Employee Stock Purchase Plan if, immediately after electing to participate, the employee would own stock of the Company (including stock such employee may purchase under outstanding options) representing 5% or more of the total combined voting power or value of all classes of stock of the Company. In addition, no employee is permitted to continue to participate under the Employee Stock Purchase Plan and all similar purchase plans of the Company or its subsidiaries, if such rights would exceed $25,000 of the fair market value of such stock (determined at the time the right is granted) for each calendar year.

Under the Employee Stock Purchase Plan, each calendar year is divided into two six-month “purchase periods” commencing May 1 and November 1 of each year. At the end of each purchase period, the Company will apply the amount contributed by the participant during that period to purchase shares of Common Stock for him or her. The purchase price will be equal to 85% of the lower of (a) the market price of Common Stock on the first day of the applicable “offering period” or (b) the market price of Common Stock on the last business day of the purchase period. In general each offering period is 24 months long, but a new offering period begins every six months. Thus, up to four overlapping offering periods may be in effect at the same time. If the market price of Common Stock is lower on the purchase date, then the subsequent offering period automatically becomes the applicable offering period. No participant may purchase more than 8,000 shares in any one purchase period.

Participation; Payroll Deductions; Purchase of Shares

Eligible employees become participants in the Employee Stock Purchase Plan by executing a subscription agreement authorizing payroll deductions and filing it with the Company’s stock administrator at least ten business days before the first day of the applicable offering period. The payroll deductions made for each participant may be not be less than 1% and not more than 10% of the participant’s cash compensation, and may not exceed such percentage of the participant’s cash compensation as the participant designates. Payroll deductions commence with the first paycheck issued during the offering period and are deducted from subsequent paychecks throughout the offering period unless terminated as provided in the Employee Stock Purchase Plan.

Participants are notified by statements of account as soon as practicable following the end of each purchase period as to the amount of payroll deductions, the number of shares purchased, the purchase price and the remaining cash balance of their accounts. Certificates representing the shares are delivered to a brokerage account and kept in such account pursuant to the subscription agreement.

Withdrawal From the Employee Stock Purchase Plan; Termination of Employment

Participants may withdraw from the Employee Stock Purchase Plan at any time up to two business days prior to the purchase date. As soon as practicable after withdrawal, payroll deductions cease and all amounts credited to the participant’s account are refunded in cash, without interest. A participant who has withdrawn from the Employee Stock Purchase Plan cannot be a participant in future offering periods unless he or she re-enrolls pursuant to the Employee Stock Purchase Plan’s guidelines.

Termination of a participant’s status as an eligible employee is treated as an automatic withdrawal from the Employee Stock Purchase Plan. A participant may designate in writing a beneficiary who is to receive shares and cash in the event of the participant’s death subsequent to the purchase of shares, but prior to delivery. A participant may also designate a beneficiary to receive cash in his or her account in the event of such participant’s death prior to the last day of the offering period. Any other attempted assignment, except by will, and the laws of descent and distribution, may be treated as a withdrawal.

Amendment and Termination

The Employee Stock Purchase Plan may be amended or terminated at any time by the Board of Directors, subject to applicable laws.

Effect of Certain Corporate Events

In the event of a subdivision of the outstanding Common Stock or a combination or consolidation of the outstanding Common Stock (by reclassification or otherwise) into a lesser number of shares, a spin-off or a similar occurrence, or declaration of a dividend payable in Common Stock or, if in an amount that has a material effect on the price of the shares, in cash, the Compensation Committee will make adjustments in the number and/or purchase price of shares and/or the number of shares available under the Employee Stock Purchase Plan, as appropriate.

New Plan Benefits

No current directors who are not employees will receive any benefit under the Employee Stock Purchase Plan. The benefits that will be received under the Employee Stock Purchase Plan by the Company’s current executive officers and by all eligible employees are not currently determinable.

Required Vote

The amendment of the Employee Stock Purchase Plan requires the affirmative vote of a majority of the shares present and voting at the meeting in person or by proxy.

The Board of Directors recommends a vote “FOR” the amendment to the Company’s 1997 Employee Stock Purchase Plan.

PROPOSAL 3

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed the firm of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2006. Ernst & Young LLP has audited the Company’s financial statements since the Company’s inception in 1991. Representatives of Ernst & Young LLP are expected to be present at the Company’s Annual Meeting. They will have an opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions.

Principal Accountant Fees and Services

The following table sets forth the aggregate fees billed or expected to be billed by Ernst & Young LLP for audit and other services rendered.

	Year Ended December 31,
	2005	2004
	(in thousands)
Audit Fees (1)	$567	$761
Audit-related Fees (2)	30	27
Tax Services Fees (3)	10	53
	$607	$841

(1)          Audit fees include fees billed for the audit of the Company’s annual statements and reviews of the Company’s quarterly financial statements, including the Company’s Annual Report on Form 10-K, the audit of the Company’s internal control over financial reporting, and include fees for SEC registration statements and consultation on accounting standards or transactions.

(2)          Audit-related fees include fees billed for employee benefit plan audits and consultations concerning financial and accounting matters not classified as audit services.

(3)          Tax services fees consist of tax compliance and consultation services.

The Audit Committee considered whether the provision of the services other than the audit services is compatible with maintaining Ernst & Young LLP’s independence.

Pre-Approval Policies and Procedures

The Audit Committee has established a policy to pre-approve all audit and permissible non-audit services provided by the Company’s independent registered public accounting firm.

Required Vote

Ratification will require the affirmative vote of a majority of the shares present and voting at the meeting in person or by proxy. Stockholder ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm is not required by the Company’s Bylaws or otherwise. However, the Board is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and its stockholders.

The Board of Directors recommends a vote “FOR” ratification of Ernst & Young LLP as the Company’s independent registered public accounting firm.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under the securities laws of the United States, the Company’s directors, executive officers and any persons holding more than 10% of the Company’s Common Stock are required to report their initial ownership of the Company’s Common Stock and any subsequent changes in that ownership to the Securities and Exchange Commission. Specific due dates for these reports have been established and the Company is required to identify in this Proxy Statement those persons who failed to timely file these reports. Based solely on our review of the copies of such forms received by us, or written representation from certain reporting persons, we believe that all of the filing requirements for such persons were satisfied for 2005, other than Paul A. Friedman, David C. Hastings, John A. Keller, Brian W. Metcalf, Patricia A. Schreck, Paula J. Swain and Scott W. Hurley, who each filed one late Form 4 in connection with options granted to each individual under the 1991 Stock Plan. Mr. Hurley resigned from the Company in April 2005.

STOCKHOLDER PROPOSALS FOR THE 2007 ANNUAL MEETING

Proposals of stockholders of the Company that are intended to be presented by such stockholders at the Company’s 2007 Annual Meeting must be received by the Secretary of the Company no later December 21, 2006, in order that they may be included in the Company’s proxy statement and form of proxy relating to that meeting.

A stockholder proposal not included in the Company’s proxy statement for the 2007 Annual Meeting will be ineligible for presentation at the meeting unless the stockholder gives timely notice of the proposal in writing to the Secretary of the Company at the principal executive offices of the Company and otherwise complies with the provisions of the Company’s Bylaws. To be timely, the Company’s Bylaws provide that the Company must have received the stockholder’s notice not less than 60 days nor more than 90 days prior to the scheduled date of such meeting. However, if notice or prior public disclosure of the date of the annual meeting is given or made to stockholders less than 70 days prior to the meeting date, the Company must receive the stockholder’s notice by the earlier of (i) the close of business on the 10th day after the earlier of the day the Company mailed notice of the annual meeting date or provided such public disclosure of the meeting date and (ii) two days prior to the scheduled date of the annual meeting.

ANNUAL REPORT

The Company will furnish without charge, upon written request of any person who was a stockholder or beneficial owner of Common Stock at the close of business on April 10, 2006, a copy of the Company’s Annual Report on Form 10-K, including the financial statements, the financial statement schedules, and all exhibits. The written request should be sent to: Investor Relations Department, Incyte Corporation, Experimental Station, Route 141 & Henry Clay Road, Building E336, Wilmington, DE  19880.

Whether you intend to be present at the Annual Meeting or not, we urge you vote by telephone, the Internet, or by signing and mailing the enclosed proxy promptly.

By order of the Board of Directors.

Paul A. Friedman
President and Chief Executive Officer

April 12, 2006

Appendix A

INCYTE CORPORATION

1997 EMPLOYEE STOCK PURCHASE PLAN
(as amended March 14, 2006)

The following constitute the provisions of the 1997 Employee Stock Purchase Plan of Incyte Corporation, as amended March 14, 2006.

1.   Purpose.   The purpose of the Plan is to provide employees of the Company and its Designated Subsidiaries with an opportunity to purchase Common Stock of the Company through accumulated payroll deductions. It is the intention of the Company to have the Plan qualify as an “Employee Stock Purchase Plan” under Section 423 of the Internal Revenue Code of 1986, as amended. The provisions of the Plan, accordingly, shall be construed so as to extend and limit participation in a manner consistent with the requirements of that section of the Code.

2.   Definitions.

(a)   “Board”   shall mean the Board of Directors of the Company.

(b)   “Code”   shall mean the Internal Revenue Code of 1986, as amended.

(c)   “Common Stock”   shall mean the Common Stock, $.001 par value, of Incyte Corporation.

(d)   “Company”   shall mean Incyte Corporation and any Designated Subsidiary of the Company.

(e)   “Compensation”   shall mean all cash salary, wages, commissions and bonuses, but shall not include any imputed income or income arising from the exercise or disposition of equity compensation.

(f)   “Effective Date”   shall mean March 14, 2006.

(g)   “Designated Subsidiary”   shall mean any Subsidiary which has been designated by the Board from time to time in its sole discretion as eligible to participate in the Plan.

(h)   “Employee”   shall mean any individual who is an Employee of the Company for tax purposes whose customary employment with the Company is at least twenty (20) hours per week and more than five (5) months in any calendar year. For purposes of the Plan, the employment relationship shall be treated as continuing intact while the individual is on sick leave or other leave of absence approved by the Company. Where the period of leave exceeds 90 days and the individual’s right to reemployment is not guaranteed either by statute or by contract, the employment relationship shall be deemed to have terminated on the 91st day of such leave.

(i)   “Enrollment Date”   shall mean the first day of each Offering Period.

(j)   “Exercise Date”   shall mean the last Trading Day of each Purchase Period.

(k)   “Fair Market Value”   shall mean, as of any date, the value of Common Stock determined as follows:

(1)   If the Common Stock is listed on any established stock exchange or a national market system, including without limitation The Nasdaq National Market or The Nasdaq SmallCap Market of The Nasdaq Stock Market, its Fair Market Value shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system on the date of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or

(2)   If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, its Fair Market Value shall be the mean of the closing bid and asked prices for the Common Stock on the date of such determination, as reported in The Wall Street Journal or such other source as the Board deems reliable; or

(3)   In the absence of an established market for the Common Stock, the Fair Market Value thereof shall be determined in good faith by the Board.

(l)   “Offering Periods”   shall mean the periods of approximately twenty-four (24) months during which an option granted pursuant to the Plan may be exercised, commencing on the first Trading Day on or after May 1 and November 1 of each year and terminating on the last Trading Day in the periods ending twenty-four months later. The duration and timing of Offering Periods may be changed pursuant to Section 4 of this Plan.

(m)   “Plan”   shall mean this Employee Stock Purchase Plan.

(n)   “Purchase Price”   shall mean an amount equal to 85% of the Fair Market Value of a share of Common Stock on the Enrollment Date or on the Exercise Date, whichever is lower.

(o)   “Purchase Period”   shall mean the approximately six-month period commencing after one Exercise Date and ending with the next Exercise Date, except that the first Purchase Period of any Offering Period shall commence on the Enrollment Date and end with the next Exercise Date.

(p)   “Reserves”   shall mean the number of shares of Common Stock covered by each option under the Plan which have not yet been exercised and the number of shares of Common Stock which have been authorized for issuance under the Plan but not yet placed under option.

(q)   “Subsidiary”   shall mean a corporation, domestic or foreign, of which not less than 50% of the voting shares are held by the Company or a Subsidiary, whether or not such corporation now exists or is hereafter organized or acquired by the Company or a Subsidiary.

(r)   “Trading Day”   shall mean a day on which national stock exchanges and The Nasdaq National Market (or any successor market system) are open for trading.

3.   Eligibility.

          (a)  Any Employee who has been employed by the Company for one month or more on a given Enrollment Date shall be eligible to participate in the Plan.

          (b)  Any provisions of the Plan to the contrary notwithstanding, no Employee shall be granted an option under the Plan (i) to the extent that, immediately after the grant, such Employee (or any other person whose stock would be attributed to such Employee pursuant to Section 424(d) of the Code) would own capital stock of the Company and/or hold outstanding options to purchase such stock possessing five percent (5%) or more of the total combined voting power or value of all classes of the capital stock of the Company or of any Subsidiary, or (ii) to the extent that his or her rights to purchase stock under all employee stock purchase plans of the Company and its subsidiaries accrues at a rate which exceeds Twenty-Five Thousand Dollars ($25,000) worth of stock (determined at the fair market value of the shares at the time such option is granted) for each calendar year in which such option is outstanding at any time.

4.   Offering Periods.   The Plan shall be implemented by consecutive, overlapping Offering Periods with a new Offering Period commencing on the first Trading Day on or after May 1 and November 1 each year, or on such other dates as the Board shall determine, and continuing thereafter until terminated in accordance with Section 19 hereof. The Board or a committee thereof shall have the power to change the duration of Offering Periods (including the commencement dates thereof) and Purchase Periods thereunder with respect to future offerings without stockholder approval if such change is announced at least five (5) days prior to the scheduled beginning of the first Offering Period to be affected thereafter.

5.   Participation.

          (a)  An eligible Employee may become a participant in the Plan by completing a subscription agreement authorizing payroll deductions in the form of Exhibit A to this Plan and filing it with the Company’s stock administrator not later than ten (10) business days prior to the applicable Enrollment Date.

          (b)  Payroll deductions for a participant shall commence on the first payroll following the Enrollment Date and shall end on the last payroll in the Offering Period to which such authorization is applicable, unless sooner terminated by the participant as provided in Section 10 hereof.

6.   Payroll Deductions.

          (a)  At the time a participant files his or her subscription agreement, he or she shall elect to have payroll deductions made on each pay day during the Offering Period in an amount not less than one percent (1%) and not more than ten percent (10%) of the participant’s Compensation, with such amount designated in integral multiples of one percent (1%); provided, however, that the aggregate of such payroll deductions during any Offering Period shall not exceed ten percent (10%) of the participant’s aggregate Compensation during such Offering Period.

          (b)  All payroll deductions made for a participant shall be credited to his or her account under the Plan and shall be withheld in whole percentages only. A participant may not make any additional payments into such account.

          (c)  A participant may discontinue his or her participation in the Plan as provided in Section 10, or may increase or decrease the rate of his or her payroll deductions as provided in this Section 6(c). A participant may increase the rate of his or her payroll deductions only as of the beginning of a Purchase Period. Such increase shall take effect with the first payroll following the beginning of the new Purchase Period provided the participant has completed and delivered to the Company’s stock administrator a new subscription agreement authorizing the increase in the payroll deduction rate at least ten (10) business days prior to the beginning of the new Purchase Period. A participant may decrease the rate of his or her payroll deductions each month. Any decrease shall become effective as of the first payroll of the next calendar month following the date that the participant completes and delivers to the Company’s stock administrator a new subscription agreement authorizing the decrease in the payroll deduction rate. However, if the subscription agreement is not received at least five (5) business days prior to such payroll, the decrease shall become effective as of the first payroll of the second succeeding calendar month. The Board may, in its discretion, limit the number of participation rate changes during any Offering Period. Subject to the foregoing, a participant’s subscription agreement shall remain in effect for successive Offering Periods unless terminated as provided in Section 10 hereof.

          (d)  Notwithstanding the foregoing, to the extent necessary to comply with Section 423(b)(8) of the Code and Section 3(b) hereof, a participant’s payroll deductions may be decreased to zero percent (0%) at any time during a Purchase Period. Such a decrease shall not be treated as a withdrawal from the Plan subject to Section 10, unless the participant elects to withdraw pursuant to Section 10. Payroll deductions shall recommence at the rate provided in such participant’s subscription agreement at the beginning of the first Purchase Period which is scheduled to end in the following calendar year, unless the participant elects to withdraw from the Plan as provided in Section 10 hereof.

          (e)  At the time the option is exercised, in whole or in part, or at the time some or all of the Common Stock issued under the Plan is disposed of, the participant must make adequate provision for the Company’s federal, state, or other tax withholding obligations, if any, which arise upon the exercise of the option or the disposition of the Common Stock. At any time, the Company may, but shall not be obligated to, withhold from the participant’s compensation the amount necessary for the Company to meet applicable withholding obligations, including any withholding required to make available to the Company any tax deductions or benefits attributable to sale or early disposition of Common Stock by the Employee.

7.   Grant of Option.   On the Enrollment Date of each Offering Period, each eligible Employee participating in such Offering Period shall be granted an option to purchase on each Exercise Date during such Offering Period (at the applicable Purchase Price) up to a number of shares of Common Stock determined by dividing such Employee’s payroll deductions accumulated prior to such Exercise Date and retained in the Participant’s account as of the Exercise Date by the applicable Purchase Price; provided that in no event shall an Employee be permitted to purchase during each Purchase Period more than eight thousand (8,000) shares of Common Stock (subject to any adjustment pursuant to Section 18) on the Enrollment Date, and provided further that such purchase shall be subject to the limitations set forth in Sections 3(b) and 13 hereof. Exercise of the option shall occur as provided in Section 8 hereof, unless the participant has withdrawn pursuant to Section 10 hereof. The option shall expire on the last day of the Offering Period.

8.   Exercise of Option.   Unless a participant withdraws from the Plan as provided in Section 10 hereof, his or her option for the purchase of shares of Common Stock shall be exercised automatically on the Exercise Date, and the maximum number of full shares of Common Stock subject to option shall be purchased for such participant at the applicable Purchase Price with the accumulated payroll deductions in his or her account. No fractional shares shall be purchased; any payroll deductions accumulated in a participant’s account which are not sufficient to purchase a full share shall be retained in the participant’s account for the subsequent Purchase Period or Offering Period, subject to earlier withdrawal by the participant as provided in Section 10 hereof. Any other monies left over in a participant’s account after the Exercise Date shall be returned to the participant. During a participant’s lifetime, a participant’s option to purchase shares hereunder is exercisable only by him or her.

9.   Delivery.   As promptly as practicable after each Exercise Date on which a purchase of shares occurs, a share certificate or certificates representing the number of shares of Common Stock so purchased shall be delivered to a brokerage account designated by the Company and kept in such account pursuant to a subscription agreement between each participant and the Company and subject to the conditions described therein which may include a requirement that shares be held and not sold for certain time periods, or the Company shall establish some other means for such participants to receive ownership of the shares.

10.   Discontinuation; Withdrawal.

          (a)  A participant may discontinue his or her participation in the Plan only by withdrawing from the Plan as provided in this Section 10. A participant may withdraw all but not less than all the payroll deductions credited to his or her account and not yet used to exercise his or her option under the Plan by giving written notice to the Company in the form of Exhibit B to this Plan. Such notice must be received by the Company no later than 2:00 p.m. Pacific Standard Time on the second Trading Day preceding the Exercise Date. All of the participant’s payroll deductions credited to his or her account shall be paid to such participant promptly after receipt of notice of withdrawal and such participant’s option for the Offering Period shall be automatically terminated, and no further payroll deductions for the purchase of shares shall be made for such Offering Period. If a participant withdraws from an Offering Period, payroll deductions shall not resume at the beginning of the succeeding Offering Period unless the participant delivers to the Company a new subscription agreement in accordance with Section 5(a) .

(b)   A participant’s withdrawal from an Offering Period shall not have any effect upon his or her eligibility to participate in any similar plan which may hereafter be adopted by the Company or in succeeding Offering Periods which commence after the participant withdraws from the Plan, subject to compliance with Section 5(a).

11.   Termination of Employment.

Upon a participant’s ceasing to be an Employee, for any reason, he or she shall be deemed to have elected to withdraw from the Plan and the payroll deductions credited to such participant’s account during the Offering Period but not yet used to exercise the option shall be returned to such participant or, in the case of his or her death, to the person or persons entitled thereto under Section 15 hereof, and such participant’s option shall be automatically terminated. The preceding sentence notwithstanding, a participant who receives payment in lieu of notice of termination of employment shall be treated as continuing to be an Employee for the participant’s customary number of hours per week of employment during the period in which the participant is subject to such payment in lieu of notice.

12.   Interest.   No interest shall accrue on the payroll deductions of a participant in the Plan.

13.   Stock.

(a)   The maximum number of shares of the Company’s Common Stock which shall be made available for sale under the Plan shall be three million eight hundred fifty thousand (3,850,000) shares, subject to adjustment upon changes in capitalization of the Company as provided in Section 18 hereof. If, on a given Exercise Date, the number of shares with respect to which options are to be exercised exceeds the number of shares then available under the Plan, the Company shall make a pro rata allocation of the shares remaining available for purchase in as uniform a manner as shall be practicable and as it shall determine to be equitable.

(b)   The participant shall have no interest or voting right in shares covered by his option until such option has been exercised.

(c)   Shares purchased by a participant under the Plan shall be registered in the name of the participant or in the name of the participant and his or her spouse.

14.   Administration.   The Plan shall be administered by the Board or a committee of members of the Board appointed by the Board. The Board or its committee shall have full and exclusive discretionary authority to construe, interpret and apply the terms of the Plan, to determine eligibility and to adjudicate all disputed claims filed under the Plan. Every finding, decision and determination made by the Board or its committee shall, to the full extent permitted by law, be final and binding upon all parties.

15.   Designation of Beneficiary.

(a)   A participant may file a written designation of a beneficiary who is to receive any shares and cash, if any, from the participant’s account under the Plan in the event of such participant’s death subsequent to an Exercise Date on which the option is exercised but prior to delivery to such participant of such shares and cash. In addition, a participant may file a written designation of a beneficiary who is to receive any cash from the participant’s account under the Plan in the event of such participant’s death prior to exercise of the option. If a participant is married and the designated beneficiary is not the spouse, spousal consent shall be required for such designation to be effective.

(b)   Such designation of beneficiary may be changed by the participant at any time by written notice. In the event of the death of a participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such participant’s death, the Company shall deliver such shares and/or cash to the executor or administrator of the estate of the participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such shares and/or cash to the spouse or to any one or more dependents or relatives of the participant, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.

16.   Transferability.   Neither payroll deductions credited to a participant’s account nor any rights with regard to the exercise of an option or to receive shares under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution or as provided in Section 15 hereof) by the participant. Any such attempt at assignment, transfer, pledge or other disposition shall be without effect, except that the Company may treat such act as an election to withdraw funds from an Offering Period in accordance with Section 10 hereof.

17.   Use of Funds.   All payroll deductions received or held by the Company under the Plan may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such payroll deductions.

18.   Adjustments Upon Changes in Capitalization, Dissolution, Liquidation, Merger or Asset Sale.

(a)   Changes in Capitalization.   Subject to any required action by the stockholders of the Company, the Reserves, the maximum number of shares each participant may purchase each Purchase Period (pursuant to Section 7), as well as the Purchase Price per share and the number of shares of Common Stock covered by each option under the Plan which has not yet been exercised shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the number of outstanding shares of Common Stock effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration”. Such adjustment shall be made by the Board, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to an option.

(b)   Dissolution or Liquidation.   In the event of the proposed dissolution or liquidation of the Company, the Offering Periods shall terminate immediately prior to the consummation of such proposed action, unless otherwise provided by the Board.

(c)   Merger or Asset Sale.   In the event of a proposed sale of all or substantially all of the assets of the Company, or the merger of the Company with or into another corporation, limited liability company or other entity, the Plan shall terminate upon the date of the consummation of such transaction unless the plan of merger, consolidation or reorganization provides otherwise, and any Purchase Periods then in progress shall be shortened by setting a new Exercise Date (the “New Exercise Date”) and any Offering Periods then in progress shall end on the New Exercise Date. The New Exercise Date shall be before the date of the Company’s proposed sale or merger. The Board shall notify each participant in writing, at least ten (10) business days prior to the New Exercise Date, that the Exercise Date for the participant’s option has been changed to the New Exercise Date and that the participant’s option shall be exercised automatically on the New Exercise Date, unless prior to such date the participant has withdrawn from the Offering Period as provided in Section 10 hereof. The Plan shall in no event be construed to restrict the Company’s right to undertake any liquidation, dissolution, merger, consolidation or other reorganization.

19.   Amendment or Termination.

(a)    The Board of Directors of the Company may at any time and for any reason terminate or amend the Plan. Except as provided in Section 18 hereof, no such termination can affect options previously granted, provided that an Offering Period may be terminated by the Board of Directors on any Exercise Date if the Board determines that the termination of the Plan is in the best interests of the Company and its stockholders. Except as provided in Section 18 hereof, no amendment may make any change in any option theretofore granted which adversely affects the rights of any participant. To the extent necessary to comply with Section 423 of the Code (or any successor rule or provision or any other applicable law, regulation or stock exchange rule), the Company shall obtain stockholder approval in such a manner and to such a degree as required.

(b)   Without stockholder consent and without regard to whether any participant rights may be considered to have been “adversely affected,” the Board (or its committee) shall be entitled to change the Offering Periods, limit the frequency and/or number of changes in the amount withheld during an Offering Period, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, permit payroll withholding in excess of the amount designated by a participant in order to adjust for delays or mistakes in the Company’s processing of properly completed withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for each participant properly correspond with amounts withheld from the participant’s Compensation, and establish such other limitations or procedures as the Board (or its committee) determines in its sole discretion advisable which are consistent with the Plan.

20.   Notices.   All notices or other communications by a participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

21.   Conditions Upon Issuance of Shares.   Shares shall not be issued with respect to an option unless the exercise of such option and the issuance and delivery of such shares pursuant thereto shall comply with all applicable provisions of law, domestic or foreign, including, without limitation, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

As a condition to the exercise of an option, the Company may require the person exercising such option to represent and warrant at the time of any such exercise that the shares are being purchased only for investment and without any present intention to sell or distribute such shares if, in the opinion of counsel for the Company, such a representation is required by any of the aforementioned applicable provisions of law.

22.   Term of Plan.   The Plan, as amended and restated, shall become effective upon the Effective Date. It shall continue until February 27, 2007 unless sooner terminated under Section 19 hereof.

23.   Automatic Transfer to Low Price Offering Period.   To the extent permitted by any applicable laws, regulations, or stock exchange rules, if the Fair Market Value of the Common Stock on any Exercise Date in an Offering Period is lower than the Fair Market Value of the Common Stock on the Enrollment Date of such Offering Period, then all participants in such Offering Period shall be automatically withdrawn from such Offering Period immediately after the exercise of their option on such Exercise Date and automatically re-enrolled in the immediately following Offering Period as of the first day thereof.

24.   Execution.   To record the amendment and restatement of the Plan by the Board of Directors as of the Effective Date, the Company has caused its authorized officer to execute the same.

INCYTE CORPORATION
By
Its

The Board of Directors recommends a vote FOR the election of directors and FOR items 2 and 3.						Please Mark Here for Address Change or Comments		☐
SEE REVERSE SIDE

		FOR all nominees listed below (except as marked to the contrary)	WITHHOLD AUTHORITY in vote for all nominees listed below

						FOR	AGAINST	ABSTAIN
1.	ELECTION OF DIRECTORS	☐	☐	2.	To amend the Company’s 1997 Employee Stock Purchase Plan to increase the number of shares available for issuance thereunder from 3,100,000 shares to 3,850,000 shares:	☐	☐	☐
Nominees:
						FOR	AGAINST	ABSTAIN
	01 Richard U. De Schutter, 03 Julian C. Baker, 05 Matthew W. Emmens, 07 John F. Niblack, and	02 Barry M. Ariko, 04 Paul A. Brooke, 06 Paul A. Friedman, 08 Roy A. Whitfield		3.	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm:	☐	☐	☐
				4.	In their discretion, upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee’s name in the space provided below.)					PLEASE MARK, SIGN, DATE AND MAIL THIS PROXY CARD
PROMPTLY, USING THE ENCLOSED ENVELOPE.

					Dated:			, 2006

Signature

Signature

Please sign exactly as name(s) appear on this proxy. If signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If shares are held jointly, each holder should sign.

 FOLD AND DETACH HERE

INCYTE CORPORATION

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

For Annual Meeting — May 23, 2006

PAUL A. FRIEDMAN, DAVID C. HASTINGS and PATRICIA A. SCHRECK, or any of them, each with the power of substitution, are hereby authorized to represent as proxies and vote with respect to the proposals set forth below and in the discretion of such proxies on all other matters that may be properly presented for action all shares of stock of Incyte Corporation (the “Company”) the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the Hotel du Pont, 11th and Market Streets, Wilmington, Delaware on Tuesday, May 23, 2006 at 1:00 p.m., Eastern Daylight Time, or at any postponement or adjournment thereof, and instructs said proxies to vote as follows:

Shares represented by this proxy will be voted as directed by the stockholder. If no such directions are indicated, the proxies will have the authority to vote FOR the election of directors, and FOR items 2 and 3, and in accordance with the discretion of the proxies on any other matters as may properly come before the annual meeting.

(continued and to be signed on reverse side)

Address Change/Comments (Mark the corresponding box on the reverse side)

 FOLD AND DETACH HERE